As filed with the Securities and Exchange Commission on October 13, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement UNDER THE SECURITIES ACT OF 1933

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2705790
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

241 18th Street South, Suite 415 Arlington, Virginia 22202 (805) 520-8350
(Address of Principal Executive Offices)

AEROVIRONMENT, INC. 2021 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Wahid Nawabi

President and Chief Executive Officer

AeroVironment, Inc.

241 18th Street South, Suite 415

Alexandria, Virginia 22202

(805) 520-8350

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Craig M. Garner, Esq.

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
(858) 523-5400

____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value	1,932,764 shares (3)	$87.32	$168,768,952.48	$15,644.88

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $87.32, which is the average of the high and low prices for the registrant’s common stock as reported on The Nasdaq Global Select Market on October 8, 2021.

(3)	Represents 1,932,764 shares of common stock available for future issuance (or that may become available for issuance) under the AeroVironment, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The total number of shares reserved for issuance under the 2021 Plan is equal to the sum of (a) 1,240,000 shares, plus (b) any shares subject to outstanding awards under the AeroVironment, Inc. 2006 Equity Incentive Plan (as amended and restated in 2016, the “2006 Plan”) as of the date of the annual meeting which, on or after such date, are forfeited or otherwise terminate or expire for any reason without the issuance of shares. As of October 11, 2021, there were 692,764 shares of common stock subject to outstanding awards under the 2006 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plan are granted, exercised and/or distributed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, AeroVironment, Inc. is sometimes referred to as “registrant,” “we,” “us” or “our.”

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2021, filed by the registrant with the SEC on June 29, 2021;

(b)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2021, filed by the registrant with the SEC on September 9, 2021;

(c)	the Company’s Current Reports on Form 8-K filed by the registrant with the SEC on May 4, 2021, June 10, 2021, June 21, 2021, August 11, 2021, and September 30, 2021; and

(d)	the description of the registrant’s common stock set forth in the registrant’s registration statement on Form 8-A (Registration No. 001-33261), filed by the registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 18, 2007, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions to our amended and restated certificate of incorporation and amended and restated bylaws which limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as directors. The duty of care generally requires that when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter liability under the federal securities laws and do not affect the availability of equitable remedies such as injunction or rescission. As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws authorize us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law and provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers, and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

We have entered, and intend to continue to enter, into separate indemnification agreements with each of our executive officers and directors which are in addition to and may be broader than the indemnification provided for in our charter documents. These indemnification agreements provide that we will indemnify each of our directors to the fullest extent permitted by law and advance expenses to indemnitees in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers and a policy of directors’ and officers’ liability insurance that covers certain liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit		Incorporated by Reference				Filed
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Herewith
3.1	Amended and Restated Certificate of Incorporation of the registrant	10-Q	001-33261	3.1	3/9/2007
3.2	Third Amended and Restated Bylaws of the registrant	10-K	001-33261	3.3	7/1/2015
4.1	Form of the registrant’s common stock certificate	S-1	333-137658	4.1	12/11/2006
5.1	Opinion of Latham & Watkins LLP					X
10.1	AeroVironment, Inc. 2021 Equity Incentive Plan					X
10.2	Form of Stock Option Grant Notice and Stock Option Agreement pursuant to the AeroVironment, Inc. 2021 Equity Incentive Plan					X
10.3	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement pursuant to the AeroVironment, Inc. 2021 Equity Incentive Plan (Severance Plan Participants)					X
10.4	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement pursuant to the AeroVironment, Inc. 2021 Equity Incentive Plan (Non-Severance Plan Participants)					X
10.5	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement pursuant to the AeroVironment, Inc. 2021 Equity Incentive Plan (Non-Employee Directors)					X
10.6	Form of Performance Restricted Stock Award Grant Notice and Performance Restricted Stock Award Agreement pursuant to the AeroVironment, Inc. 2021 Equity Incentive Plan					X
23.1	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X
23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)					X
24.1	Power of Attorney (see signature page)					X

Item 9.  Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simi Valley, California, on October 13, 2021.

AEROVIRONMENT, Inc.

By:	/s/ Wahid Nawabi
Wahid Nawabi
Chairman of the Board, President and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Wahid Nawabi and Kevin P. McDonnell, jointly and severally, his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this registration statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wahid Nawabi Wahid Nawabi	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer)	October 13, 2021

/s/ Kevin P. McDonnell Kevin P. McDonnell	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 13, 2021

/s/ Brian Shackley Brian Shackley	Vice President and Controller (Principal Accounting Officer)	October 13, 2021

/s/ Charles Thomas Burbage Charles Thomas Burbage	Director	October 13, 2021

/s/ Charles R. Holland Charles R. Holland	Director	October 13, 2021

/s/ Cindy K. Lewis Cindy K. Lewis	Director	October 13, 2021

/s/ Catharine Merigold Catharine Merigold	Director	October 13, 2021

/s/ Edward R. Muller Edward R. Muller	Director	October 13, 2021

/s/ Stephen F. Page Stephen F. Page	Director	October 13, 2021